Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule setting forth by month the number of individual smoking and health cases against PM USA that are currently scheduled for trial through the end of 2007.

2007

August (1)

October (2)

November (1)